AMERICAN ETHANOL, INC.

AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to Executive Employment Agreement (the “Amendment”) is made by and between American Ethanol, Inc., a Nevada corporation (the “Company”), and Surendra Ajjarapu (“Executive”) as of June 1, 2007 (the “Effective Date”).

WHEREAS, Executive and American Ethanol, LLC, the predecessor-in-interest to the Company, entered into an Executive Employment Agreement dated January 12, 2006 (the “Employment Agreement”);

WHEREAS, effective March 2006, American Ethanol, LLC and the Company merged, with the Company being the surviving corporation and the Company assumed all of American Ethanol, LLC’s rights and obligations to and under the Employment Agreement;

WHEREAS, the parties now desire to amend the Employment Agreement as set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and other agreements contained in this Amendment, the Company and the Executive hereby agree as follows:

1.  Executive’s Title. Executive’s title shall be President, effective as of the date of this Amendment.

2.  Base Salary. While employed by the Company, the Company shall pay the Executive as compensation for his services a base salary at the annualized rate of Two Hundred Thousand ($200,000) per year (the “Base Salary”). Such salary shall be paid periodically in accordance with normal Company payroll practices and subject to required withholding.

3.  2006 Bonus. Executive shall be entitled to receive an annual bonus for the 2006 calendar year of $80,000 payable as set forth in the Employment Agreement. Bonuses for any year other than calendar 2006 shall be payable as set forth in the Employment Agreement.

4.  Equity Award. Executive will be granted a stock option, which will be, to the extent possible under the $100,000 rule of Section 422(d) of the Internal Revenue Code of 1986, as amended (the “Code”), an “incentive stock option” (as defined in Section 422 of the Code), to purchase 300,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the underlying shares on the date of grant (the “Option”), which the Company anticipates will be $3.00 per share. The Option will be fully vested on the date of grant. The Option will be subject to the terms, definitions and provisions of the Company's 2007 Stock Plan (the “Option Plan”) and the stock option agreement by and between Executive and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference.

5.  Entire Agreement. This Amendment, the Employment Agreement, the Option Agreement, and the other documents and employee benefit plans referred to in the Employment Agreement (the “Employment Documents”) represent the entire agreement and understanding between the Company and Executive concerning Executive’s employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Executive’s employment relationship with the Company. Except as expressly set forth herein, all other terms and conditions of the Employment Documents shall remain in full force and effect.

6.  No Oral Modification, Cancellation or Discharge. This Amendment may only be amended, canceled or discharged in writing signed by Executive and the Chairman of the Board (or in the event that Executive is Chairman, then a duly authorized representative of the majority of the members of the Board).

7.  Governing Law. This Amendment shall be governed by the laws of the State of California without reference to rules relating to conflict of law.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

AMERICAN ETHANOL, INC., a Nevada corporation

/s/ Eric A McAfee
Eric A. McAfee
Executive Chairman

EXECUTIVE

/s/ Surendra Ajjarapu
Surendra Ajjarapu